Exhibit 10.24

[FP Technology, Inc. Letterhead]

March 30, 2006

Jerry Keefe
118 Priscilla Road
Hopkinton, MA

Dear Jerry:

It has been a pleasure talking with you about the Vice President of Operations position at FP Technology Inc. and we are thrilled that you have decided to join our team.  The following outlines the position we have discussed:

The Position
Your title will be Vice President of Operations.  Your expected start date will be Monday, April 24, 2006.  You will report to Bill Santo.

Cash Compensation
The base salary for the position is $6,250.00 per semi-monthly pay period. This equates to an annual rate of $150,000.00.  In the event a program exists, you will be eligible to participate in our incentive/bonus program for FY2007.

Stock Grants
You will be granted thirty thousand shares (30,000) of restricted common stock or options to acquire thirty thousand shares (30,000) of the common stock of FP Technology Inc. (FPTK.QB: NASDAQ) at the Board’s discretion pursuant to a vesting schedule and Employee Stock Acquisition Program to be determined by the Board of Directors of the company.

Benefit Programs
As a FP Technology Inc. employee you will be eligible to participate in the Company’s 401K, medical, dental, disability, and life insurance benefit programs.  Your vacation allowance will be 15 days annually.  Summaries of these plans will be included in the new hire packet that you will receive upon signing this offer of employment and returning the offer materials.

If after 6 (six) months of consecutive employment your employment is terminated by FP Technology Inc. for any reason other than cause as defined in the Employee handbook you will be entitled to 3 (three) months severance pay payable in regularly scheduled payroll periods.

Work Location
Your primary work location will be Newton, Massachusetts

Conditions
Also enclosed is a copy of our employee agreement regarding inventions, confidentiality and non-competition.  This offer is conditional on your executing the agreement and on your being able to supply proof of your eligibility to work in the United States (Form 1-9).

To indicate your acceptance of this offer, please sign and date this letter in the space provided and return it along with a fully executed copy of the Employee Agreement Regarding Inventions, Confidentiality and Non-Competition.  A duplicate original is enclosed for your records.

This letter along with the above-mentioned agreement relating to proprietary rights between you and the company set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by written agreement signed by you and myself.

FP Technology Inc. reserves the right to withdraw this offer of employment if not accepted by you in writing by the close of business Friday, April 14, 2006 or if any representations by you cannot be verified.  This offer becomes valid upon FP Technology Inc.’s acceptance of the signed offer letter.

It is recognized that this offer of employment is not intended to create a contract of employment and both FP Technology Inc. and you retain the right to terminate the employment relationship at any time without cause.

Sincerely,

William R. Santo
CEO

The undersigned accepts the above employment offer, agrees that it contains the terms of employment with FP Technology Inc, and that there are no other terms, expressed or implied.  By accepting this offer of employment, the undersigned is acknowledging that no prior employment obligations or other contractual restrictions exist which preclude employment with FP Technology Inc.  It is further understood that this offer is confidential and disclosure outside of your family or financial, accounting, and/or legal advisers may result in termination of employment or withdrawal of this offer.

Accepted:

Jerry Keefe	Date

Social Security Number